UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-24956

                        Associated Materials Incorporated
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             (Exact name of registrant as specified in its charter)

                                 3773 State Road
                           Cuyahoga Falls, Ohio 44223
                                 (330) 929-1811
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

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                         Common Stock, par value $0.0025 per share
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)       |X|      Rule 12h-3(b)(1)(i)    |X|
            Rule 12g-4(a)(1)(ii)      |_|      Rule 12h-3(b)(1)(ii)   |_|
            Rule 12g-4(a)(2)(i)       |_|      Rule 12h-3(b)(2)(i)    |_|
            Rule 12g-4(a)(2)(ii)      |_|      Rule 12h-3(b)(2)(ii)   |_|
                                               Rule 15d-6             |_|

     Approximate number of holders of record as of the certification or notice date: Less than 300 persons
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     Associated Materials Holdings Inc. is the sole holder of record of the shares of common stock of Associated Materials Incorporated (the "Company") listed above as of the date hereof pursuant to the merger of Simon Acquisition Corp. with and into the Company, which Merger was consummated on April 19, 2002.

     Pursuant to the requirements of the Securities and Exchange Act of 1934, Associated Materials Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


     Date:  April 19, 2002     By: /s/  Michael Caporale, Jr.
                                   ----------------------------------------
                                   Name:  Michael Caporale, Jr.
                                   Title: President